Exhibit 10.1

Summary of 2015 Cash Bonus Plan

Target bonuses for named executive officers of AcelRx Pharmaceuticals, Inc. (the “Company”) under the 2015 Cash Bonus Plan (the “Plan”) will range from 35% to 37.5% of such executive’s 2015 base salary. The amount of cash bonus, if any, for each named executive officer will be based on both the named executive officer achieving his or her individual performance goals and on the Company meeting the 2015 corporate objectives approved by the Board. The 2015 corporate objectives are primarily related to product development, including continued development of ARX-04, moving towards regulatory approval of Zalviso in the U.S., commercial preparation for Grunenthal’s potential EU launch, and financial objectives. The target bonuses for the Company’s named executive officers for 2015 are as follows:

Named Executive Officer	Target Bonus (as a percentage of FY 2015 Base Salary)
Howard B. Rosen	0%
Timothy E. Morris	37.5%
Pamela P. Palmer, M.D., Ph.D.	37.5%
Badri Dasu	35%
Lawrence G. Hamel	35%

Mr. Rosen is not eligible for a bonus under the 2015 cash bonus plan. The cash bonus for all other named executive officers shall be based 40% on the achievement of his or her individual performance goals, as determined by the Board, and 60% on the achievement of the 2015 corporate objectives. The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals.